Exhibit 99.1

NCO Group, Inc.

Third Quarter 2010 Investor Conference Call

Moderator: Michael Barrist

November 16, 2010

11:00 a.m. ET

Operator:                       Good morning, my name is Kelly and I’ll be your conference operator today.  At this time, I’d like to welcome everyone to the NCO Group Third Quarter Results Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you, I would now like to turn the call over to our host Mr. Michael Barrist.  Sir, you may begin your conference.

Michael Barrist:            Thank you, operator, and thank you, everyone, for joining NCO Group’s conference call for the third quarter of 2010.  Statements in this conference call and in our press release issued yesterday other than historical facts are forward-looking statements as defined under federal securities laws.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that might cause actual results to differ materially are discussed in the company’s earnings press release.  The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics.  I will review in detail the quarterly financial and operational highlights for each of our divisions including new business trends and trends in the growth of profitability of each operating unit.  After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results.  We will then open up the call for questions.

For the third quarter, NCO reported net revenue of $296.3 million, adjusted EBITDA of $33.3 million, and a net loss attributable to NCO of $33.5 million.  These results were below our net revenue and profitability targets for the quarter.  Net revenue excludes $74.2 million of reimbursable costs and fees and adjusted EBITDA excludes the impact of $7.4 million of restructuring charges and a $7.1 million non-cash impairment for valuation allowances against the carrying value of our purchased accounts receivable.  This compares to adjusted

EBITDA of $49.3 million for the same period last year which is exclusive of a non-cash portfolio impairment charge of $13.8 million and $1.5 million of restructuring charges.

NCO’s adjusted EBITDA margin for the third quarter of 2010 was 11.2 percent as compared to 14.2 percent in the prior year’s third quarter.  The adjusted EBITDA margins are calculated excluding reimbursable costs and fees that are included in both revenue and expense, which increased to $74.2 million for the third quarter of 2010 as compared to $27.4 million for the third quarter of 2009, primarily as a result of our acquisition of Total Debt Management at the end of August of 2009.

NCO was organized into three operating units; Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management.

During the third quarter of 2010, the ARM division continued to operate below its net revenue and profitability targets, primarily as a result of lower-than-expected volume in our early stage delinquency management or first party business.  While these volumes were lower than we would anticipated at the beginning of the year, we began during the quarter to see the early stages of stabilization and the flow of volume from several of our key clients.  The traditional ARM collection business had similar results with some deviations in volume but the beginnings of stabilization in the collectability of the accounts we collect upon.

NCO’s operating model is designed to dynamically manage expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability.  This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.  This business model, in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance, while also aggressively pursuing incremental client opportunities from the same clients.

During the quarter, we continued to execute on our plan to drive more of our labor requirements to cost effective geographies.  The balancing of our labor between domestic, near-shore and off-shore locations has always allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near-shore and off-shore collections of domestic bad debt contingency accounts.

Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

Client satisfaction remains very high based on performance amongst our peers.  Accordingly, during the quarter, ARM continued to benefit from its treatment as a “preferred partner” by many of our clients, who when facing volume challenges moved incremental work to NCO, to the detriment of our competitors.  This dynamic sets the stage for growth as we begin to move towards what should be a more stable environment in 2011.  Stability and growth opportunities from existing relationships will be key to meeting our objectives.

Additionally, 2010 is expected to be one of our strongest years for new business sales.  Having stability and strong new business opportunities should allow us to move towards our goal of growth in 2012.

During the third quarter, CRM operated below its revenue and profitability targets, primarily as a result of lower-than-expected volumes from several key clients.  This division continued to work with each client as they adjust their business models to best capture opportunity within the new economy, and in many cases, we were the beneficiary of incremental market share from key clients consistent with the client loyalty behavior we experienced within our ARM division.

While obtaining consistent volumes from our existing client engagements was an issue in the third quarter for this division.  We do believe that we are beginning to see stability in this division as near-term client projections become more actionable.  The dynamics going forward in this division are very similar to ARM.  Leveraging the stability that we are beginning to realize as a base to build upon, sets the stage for growth as this division also has seen a very strong uptick in new logo wins.

Over the past several years, our CRM division delivered strong growth and represented one of our strongest growth opportunities.  And while there is no doubt that the current economic realities and resultant impact of consumer behavior dramatically changed the business environment for the majority of CRM providers, we still believe that the stabilization factors I just noted in conjunction with the strong new business opportunities should present the opportunity for a stable 2011 with growth to follow in 2012.

NCO continues to rationalize its work force and geographic footprint and to work with clients to explore new locations and to redeploy existing idle capacity.  At the end of the quarter, company-wide we had approximately 8,500 people working off-shore and 1,000 people working near-shore for our U.S. clients.

Naturally, none of the more positive developments we are seeing at both ARM and CRM won’t in any way change our near-term focus on operating efficiencies in order to stabilize our earnings.

NCO entered 2010 with a focus on broadening our service offerings and a decision to minimize our future investment in purchased portfolios.  These decisions took into consideration the current economic and regulatory climate and were based on our analysis of how we should position our company to best help our clients operate in the new economy.

During the third quarter, the Portfolio Management division operated below its revenue target and slightly below its profitability target.  John Schwab will discuss the impact of this division on our financial performance in more detail during his prepared remarks.  I’ll now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:               Thanks Michael.  Revenue for the third quarter of 2010 was $370.5 million.  This represents a decrease of $3.1 million or one percent from the third quarter of last year.  The company reported adjusted EBITDA of $33.3 million and a net loss attributable to NCO of $33.5 million.  In the prior year, the company reported adjusted EBITDA of $49.3 million and a net loss attributable to NCO of $24.6 million.

Adjusted EBITDA for the third quarter of 2010 excludes $7.4 million of restructuring charges and a $7.1 million impairment charge recorded as a valuation allowance against the carrying value of the portfolios of purchased accounts receivable.  Adjusted EBITDA for the third quarter of 2009 excludes restructuring charges of $1.5 million and a $13.8 million impairment of purchased accounts receivable.

Now breaking the revenue down into components; the ARM division reported revenue of $310.9 million this quarter, an increase of 1.1 percent compared to $307.5 million last year.  ARM revenue for this quarter included $74.7 million of reimbursable costs and fees, compared to $28 million in the prior year.  Excluding these reimbursable costs and fees, ARM’s revenue decreased $43.3 million or 15.5 percent from the prior year.

The sale of our print and mail business in October of 2009 negatively impacted this division’s revenue by $13.9 million in the third quarter.  The remainder of the decrease was primarily attributable to the lower overall collections and a more difficult business environment, which had an impact on almost all of our business lines including financial services, healthcare, education as well as portfolio servicing.

In addition, ARM revenue included $9.3 million for services performed for our Portfolio Management during the third quarter of this year which is down $4.4 million from $13.7 million last year.

CRM reported revenue of $65.5 million this quarter, a decrease of 17.4 percent compared to $79.3 million of revenue for the third quarter of last year.  This decrease was attributable to lower volumes from existing clients, due to the impact of the economy on their businesses.  This was offset partially by higher volumes from certain new clients related to the implementation of contracts entered into in 2010.

The Portfolio Management division reported revenue of $3.4 million this quarter compared to $2.3 million for the third quarter of last year.  Included in the revenue for this quarter was a $7.1 million impairment charge recorded for the valuation allowance against the carrying value of the portfolios, which is recorded as a decrease in revenues, as compared to a $13.9 million impairment charge in the third quarter of last year.  Excluding the effects of the portfolio impairments, revenue was $10.5 million this quarter compared to $16.2 million last year.  This decrease was primarily a result of lower portfolio purchases, due to our decision to exit the portfolio business as well as the impact of the weaker collection environment on consumer payments.  These impairments are based on our current expectation for collections on existing portfolios.  If consumer payment patterns decline, we may need to record additional allowances for impairment.  Conversely, if consumer payments are better than currently expected, we can recoup a portion of the impairment allowances.

Cash collected on the purchased portfolios during the third quarter was $21.1 million as compared to $33.8 million for the same quarter last year.  The decrease from last year was again due to the lower portfolio purchases and a more difficult collection environment.

Now moving on to expenses.  Before I begin, please note that the following discussion of expenses as a percent of revenue excludes the reimbursable costs and fees from the revenues.

On an overall basis, payroll and related expenses as a percentage of revenue increased to 56.3 percent as compared to 54.5 percent for the third quarter of last year.  The increase as a percentage of revenue from last year was primarily due to the leveraging of our infrastructure over a lower revenue base this current quarter.

On an overall basis, selling, general and administrative expenses as a percentage of revenue decreased to 35.3 percent compared to 37.2 percent from last year, primarily resulting from the positive impact of the cost saving initiatives including facility rationalization, headcount reduction and expense management.  We will continue to actively manage our expense structure in order to mitigate continued EBITDA deterioration as a result of client volume fluctuations in this difficult economic environment.

For the third quarter of 2010, we recorded income tax expense of $2.1 million as compared to $2.6 million last year.  We recorded the income tax expense on a pre-tax losses due to the recognition of a valuation allowance on certain of our domestic net deferred tax assets, as well as income tax expense to be paid to certain state and foreign jurisdictions.

And lastly, some notes on our financial condition.  As we have demonstrated in 2009 and in the first nine months of 2010, and as we’ve previously discussed, we continue to focus on increasing liquidity through debt reduction, working capital management and strict control of cash investments, including capital expenditures and portfolio purchases.

At September 30, 2010, the company had $31.6 million of cash and equivalents.  During the quarter, our accounts receivable days were 42.  This calculation includes the reimbursable costs and fees.  Capital expenditures in the third quarter were $6.1 million or two percent of revenue for the quarter, excluding reimbursable costs and fees, which is below our typical expectation of three percent of revenue.

During the quarter, the company purchased accounts receivable with a face value of $74 million for a total purchase price of $1.9 million.  During the third quarter of last year, the company purchased accounts receivable with a face of $573 million for a total purchase price of $15 million.

We currently expect to limit our portfolio of purchases in 2010 to certain of our non-cancelable forward-flow commitments.  Additionally, we may opportunistically purchase accounts receivable that allow us to leverage meaningful third-party servicing contracts.  We believe that this change will have the effect of increasing the cash flow contribution significantly as we continue to collect while not using significant cash for new purchases.

During the quarter, we had repayments, net of borrowings of $3.3 million of debt under the non-recourse credit agreement.  As of September 30, 2010, the total amount outstanding under this facility was $3.1 million, which includes the market value of lender’s residual interest which was $1.1 million.

During the third quarter of 2010, we repaid $6.5 million of debt under our senior credit facility and year-to-date repayments totaled $57.5 million.

At September 30, 2010, we had nothing outstanding on our revolving credit facility and $5.7 million of outstanding Letters of Credit, giving us borrowing capacity of $94.3 million.

At September 30, our leverage ratio was 5.59 as compared to our maximum of 5.75, and our interest coverage ratio was 1.85 as compared to the minimum of 1.80.

We are in compliance with all of our required financial covenants and we are not aware of any events of default as of September 30, 2010.  Our ability to maintain compliance with our covenants will be highly dependent on our results of operations and to the extent necessary our ability to implement remedial measures such as further reductions in operating costs.  The economic and business climate in 2010 has been more challenging than we would have anticipated coming into the year.  And while we currently feel that we are seeing signs of improvement and stability with our existing revenue as well as new opportunities, there can be no assurance that we will be able to maintain compliance with our financial covenants in future periods.

We may seek to amend our existing credit facilities and to obtain covenant compliance relief, or wavers or seek additional funding or replacement financing.  There can be no assurance that we will be able to obtain covenant relief, other funding or replacement financing.  Any such covenant relief or new financing may result in additional fees and higher interest rates.  In addition, we may seek to amend or replace our credit facility prior to the expiration of the current facility which expires in May 2013.  And with that I’ll turn things back to Michael.

Michael Barrist:            Great.  Thanks, John.  Operator can we open up for questions, please?

Operator:                       If you would like to ask a question, please press star, then the number one on your telephone keypad.  Again that’s star one for questions.  And it looks like your first question comes from the line of Ken Silver with RBS.

Ken Silver:                     Hi good morning.  Thanks for taking the call.  I guess you just mentioned that you are seeing signs of stability with some of the existing revenue base.  Can you maybe elaborate on that a little bit and just give us a sense of, you know, how we should think about the fourth quarter of 2010, you know, sequentially or year-over-year, whichever you want to comment on?

Michael Barrist:            Sure.  Let me start with the stability issue.  You know, one of the things we watch very carefully in ‘09 and through ‘10 is really our equivalent of what I will call same-store sales — the revenue we get from existing client relationships - which came down meaningfully in ‘09 and in ‘10.  And, as we’ve laid out ‘11, now that we are in the fourth quarter and laid out ‘11 kind of knowing where we are, the amount of falloff we are going to see in ‘11 is a much, much lower in number.  Obviously we don’t provide guidance, but the majority of that is the stuff we knew about mid-year this year.

So the good news is, as the third quarter unfolded and now as we are in the fourth quarter, we have not seen a lot of deviations in what we thought we were going to get in the volume levels we were going to run at.  So it seems like we have — I hate to say we’ve reached the bottom because we don’t make predictions like that - but it seems like we’ve been at the bottom, and we’ve not seen a lot of movement, as well as not a lot of movement in the collectability, which drives how much revenue we can get out of the business we have.  The good news as a backdrop to that is that, from a sales perspective, we have come off probably one of our best years — certainly our best year ever in new business wins.  We had other years where our same-store sales increases have been very, very strong because of incremental opportunity or because the underlying clients were saying credit cards were growing.

So, from our viewpoint sitting here, we feel like we know where we are.  We have stability.  It’s not getting worse.  And with the sales pipeline so strong, we should be very stable in ‘11 and be able to start growing in ‘12, because quite frankly we don’t really anticipate any more falloff from same-store sales.

As far as now the fourth quarter is going to roll out, I mean you have to realize the fourth quarter is far from over.  October is done, a lot of our revenue books in the back half of the month, so we don’t have a good handle right now on November.  As you can imagine, we are watching it very carefully and making sure we take whatever operational steps we need to, to minimize expense and make sure that we gain as much EBITDA as possible out of the fourth quarter.  But we are far from done.  I don’t know that we have a final view on it other than it’s rolling out as anticipated sitting here today, and we will keep a further eye on that.

Ken Silver:                     Thank you.  You mentioned that the collectability is obviously a very large driver of revenue.  I guess maybe what signs have you seen that give you, you know, the confidence that collectability will I guess stabilize or get better?

Michael Barrist:            No, I don’t think we are assuming it’s going to get better.  At this point of running the business, I think our view is that we just want to make sure it’s not getting any worse.  You have seen decreases in collectability, meaningful decreases through ‘09 and well into ‘10.  In the third quarter, collectability was stable and we are anticipating it stable.  And separately from our views of the economy, anecdotally what we hear from the clients, because we have talked to several of the big credit card companies is that they see that collectability and kind of the performance metrics of the portfolios will stay consistent, maybe improve a little bit.  And while volume has been down because they have left customers, they are all ramping up marketing efforts and are basically telling us our volume should stay consistent, maybe a little less stuff coming through the pipe for vintage accounts, but more stuff coming through the pipe from newer accounts.  And quite frankly in the collection business, when clients are underwriting, new customers default at a much higher rate that existing customers.  So, our view is that from a volume perspective and from a collectability perspective that, we are where we are and we are building our budgets going forward with that assumption, and quite frankly, if my same-store sales are constant or close to constant, we can build upon that with a strong new revenue.

Now if the economy does get meaningfully better where collectability goes up, that’s all good news.  But we are not building that into our business plan.

Ken Silver:                     And then just one last one.  I got into the call a little late, and I apologize for that.  So did you talk about new business wins early?  And if not, can you do it so now?

Michael Barrist:            We don’t give specifics, but as I said earlier, we have, from a new business perspective, new names, new businesses, a record year for sales through October, and where we anticipate will be by December 31, it will be a record year for us.  Now again, keep in mind, with strong sales in ‘09, much stronger sales in ‘10, part of that is the economy, and a big part of that is we’ve been really expediting our sales process because of the challenges in the same-store revenue or the same-client revenue.  And we will have even hopefully a bigger sales number next year if you continue to expedite the sales cycle.  But, with the biggest sales year ever for new wins and again if we can get stability in the base, that should guide us to moving forward with some growth, which quite frankly if you look at the numbers, the shrinkage in revenue and the margin we’ve been able to maintain a margin, putting some new growth on top of this thing, drops to the bottom line pretty fast.

Ken Silver:                     All right.  Thank you.

Michael Barrist:            Sure.

Operator:                       And your next question comes from the line of Stan Manukian with Independent Credit.

Stan Manukian:            Good morning.  Thank you for taking my call.  Couple of technical questions.  Would you tell us what was the cash interest paid through the quarter?

John Schwab:               We don’t disclose cash interest and I frankly don’t have that at hand.

Stan Manukian:            Never mind.  And then hedges that you have under your credit agreement.  When do they expire — hedging contracts?

John Schwab:               The hedging contracts with respect to the interest?

Stan Manukian:            Yes.

John Schwab:               In the first half of 2011 primarily.

Stan Manukian:            And did they cover pretty much overall amount, or they cover a part of it?

John Schwab:               They cover a part of it.  We are required under the credit facility to enter into an amount to cover 50 percent of the floating rate balances.

Stan Manukian:            Clearly, you know, if the interest rate environment stays the same, you will probably not continue hedging this.  Right?  Or you...

John Schwab:               We continue to evaluate it and as those expire and we continue to have discussions with certain folks that help us with interest rate strategy and we will continue to have those discussions especially in light of the current economic environment as well as the interest rates.

Stan Manukian:            Right.  Because the effective rate of credit facility is about nine percent, over nine percent as opposed to, you know, lowering rates obviously, if you take advantage of the low LIBOR.  Just one quick question.  I understand that you are in compliance with all your financial covenants.  I was just curious, what would be your preferences if these covenants are getting tight at the end of the year.  Do you think you will be more willing to negotiate new covenants with the banks or you will be willing to do some monetization of accounts receivable?  What do you think is the last appropriate course of action here?  Of course it’s a hypothetical question, but I just want to better understand what kind of environment you have today in terms of monetization of your accounts receivable.

Michael Barrist:            Basically we are not at that point yet.  Should the need arise to have a conversation with the lenders, obviously, that’s what we are going to do.  As far as monetization of receivables, if you are talking about our purchased accounts receivable, that is a process we continue to look at, and continue to try to understand  —  is it better for us to keep it and pay down debt or sell it.  Right now that market is still soft, and I think where we’ve come out on that is, when we do finance 101 calculations to it, it doesn’t really make a lot of sense to do.  As far as monetizing our trade accounts receivable, we are barred from doing that by most of our client contracts and again our trade accounts receivable turns pretty fast and you know cash — pure cash flow in this business is not an issue.  I mean we produce lot of cash.  So, I don’t think we have any interest to do that and I don’t think that would obviously solve any issues we may have.  So, we have not really looked at that piece.

Stan Manukian:            OK, understood.  And then last question.  I understand it’s a pretty stable business, and obviously there’s some structural issues and issues with the economy.  Is there any seasonality that you should expect sort of to affect the fourth quarter?

Michael Barrist:            Yes I mean the fourth quarter is typically a little softer than the third quarter in the pure collection business.  But keep in mind that the CRM business is way busier in the fourth quarter because of customer care and Christmas shopping and what not.  And our first party business seems to pick up a little bit in the fourth quarter as well.  So, overall in the business, the seasonality kind of flows; the first quarter is the best, the second quarter falls off and the third and fourth quarter tend to kind of look alike.  So, really it’s an issue right now of any of he softness we had in the third quarter does it or doesn’t it continue into the fourth quarter.  You have a seasonal ramp up of a lot of the CRM clients because there is lot of opportunity for us in this seasonal ramp in the back half of the quarter.  So, as I said earlier in the call, we are pretty early in the quarter to make any assessment of how that’s going to roll out.

Stan Manukian:            Right.  But do you feel that CRM business is getting you know, rates of declines, are not as significant as before, in particular in CRM business or in both ARM and CRM?

Michael Barrist:            It’s in both ARM and CRM, in particular with CRM, we feel like we are fairly stable at this point with what we have from the clients.  Obviously many of our clients who have consumer-facing businesses have volume issues, and are trying to predict what consumer interactions are going to be.  And one of the things we look at not only is our steady big volume, but how good are the clients at telling us what they expect to come through the pipe and that volume has really gone a little stronger.  That measurement had gotten stronger as we kind of move into the fourth quarter.

So at this point, we feel like we know where we are.  We have good new business wins and volume wins at the clients.  And we have a plan for 2011 there that shows some growth and profitability in that business and certainly stability with some upside opportunity.  So we are pretty happy right now with where we are in CRM.  Doesn’t mean we don’t have day-to-day challenges, because again it’s a fluid environment, but we feel like we are where we are.  We understand it.  We’ve done everything we can do to maintain profitability and from here it’s execution and ramping up new business and that sort of stuff.

Stan Manukian:            Well, at the same time of the year, last year, you know, you were looking at the environment, especially in the CRM business, because I kind of think that CRM should tread in before ARM business.  Did you see different picture last year during the conference call that you have today, you know, was the future more gloomy than you see it today or it was kind of the same?  I just want to compare and sort of understand what kind of decline of CRM sales should forecast for the foreseeable future?

Michael Barrist:            I think — and my recollection at the time of call last year, while we knew we will continue to see pressure, we were being guided by the clients that they expect relatively strong and robust holiday season, which turned out not to come to fruition.  As we approach this year’s holiday season there are two factors there.  One is, you have to be students of what happened.  So, obviously, we look at what happened last year and we look at our metrics and modeling systems to make sure we are using real-time data.  But I think the more important thing is the clients have really adjusted their view of how they look at the world and are guiding us for the fourth quarter in a much more sensible way.  So I can’t tell you I was more or less pessimistic going into last third quarter, I would tell you as a business person, I think I am smarter and better-informed than — as is our management team is - in trying to make sure we make informed decisions.  Also, as we roll through ‘09 into ‘10 we had a lot of moving parts.

Because remember lot of our clients, when volumes started to go down overall, tried to increase our market share and they gave us incremental business which involved training and ramping and all types of things that put a big drag.  We are through almost all that now, so we are in a position now where we should see a higher level of stability, if we don’t have a lot of musical chairs happening within the CRM business, we’ve quieted a lot of that down — there’s still some things moving around, but in general, things have quieted down.  So, I don’t know what the direct answer of more or less pessimistic, I just think we are smarter today, as are the clients.

Stan Manukian:            And sponsor fees that are you paying, are they — are you paying them annually or quarterly?

John Schwab:               Quarterly.

Stan Manukian:            And have you been paying them you know, or — did you make those payments for the quarter or — in the third quarter or not?

John Schwab:               Yes.

Stan Manukian:            And do you expect — I mean I just want to sort of get a little bit more clear about your relationships with your sponsors.  I mean, if cash becomes tight, do you think that sponsors will be understanding and maybe kind of allow you not to pay their fees?

Michael Barrist:            I don’t want to go down a hypothetical path.  Our sponsors have been very supportive of our business in the past and continue to very supportive and are working with us to understand everything going on.  This is an issue of a company that was taken private in 2006 in an economic cycle and where we are in that cycle and where the upside lies and, again there’s no view that they are not going to be supportive in the future, that at this point is just hypothetical.  We are nowhere near that point right now.

Stan Manukian:            OK.  Well, good luck.  Thank you very much for answering my questions.

Operator:                       And you next question comes from the line of Erich Schram with Guggenheim Partners.

Erich Schram:                Good morning guys.  Thanks for having the call.  Just a couple of quick questions for you.  Starting out on the ARM business, could you guys talk about the areas of weakness you are seeing, I mean from some of the trade rags you guys do a great job at it, so I was just curious just to you know, what areas are still kind of problematic.

Michael Barrist:            Overall in the ARM business, at any point in time in the ARM business, there’s a lot of moving parts or things going on.  In general, the environment has been fairly stable.  I mean, the biggest trouble we have is just decreased volume.  Now, if you look at it from a product perspective the first party, the front end part of that business where we are actually doing early stage delinquency management or other, what I will call, financial care type services like fraud calls, that’s been the area that’s been hardest hit by this downturn from a volume perspective.  And we are at a stable level there right now.  So, we don’t continue to see a lot of instability and part of the driver there quite frankly was some clients brought things back in-house, just because as they compress credit and pull things down, they brought it back in-house.

As far as the regular collection business, that is stable.  The healthcare business, we have some new product offerings we have launched there that have been very, very well received.  Interestingly enough, not only are those new products well-received, we’ve actually done a lot of business in our core traditional collection business as a result of that new product launch.  And our legal business where we are actually providing litigation management for the clients has been very, very strong as well.  It continues to thrive and do well.

So, in general, in the ARM business, the quarter rolled out, again first party had less than we would have expected earlier in the year.  But, where the phone was ringing a lot in the front half of the year with, ‘we’re pulling something in-house or we are adjusting volumes’, that seems to have settled down to a pretty stable rate.

Erich Schram:                OK.  And then, you know, I guess talking about that, we can assume the first party and it sounds like a little bit in, you know, kind of early stage third party.  How does that roll through?  Because obviously you guys do secondary and tertiary as well.  I mean, is that going to be a continued, I guess drag for lack of a better word, as it kind roll through the credit spectrum?

Michael Barrist:            Yes, I mean we tend to be a little more in the front end of the credit cycle for the charged off.  So, we feel like we have felt the majority of the pain.  We have been working with the large credit granters, because the roll through is most impactful for us in financial services and the credit card space.  And the thought process and working through that with the clients is that we might see some further diminishment in volume on the back end of this cycle, but that will be hopefully more than offset by what they are seeing as new stuff coming through the pipe.  So at this point, there is still some run off year-over-year revenue as we work through our 2011 plan.  But what we are not seeing is the view that, you just got to put an extra x percent in there, because the business is going to compress.  Most of the credit card clients seem to feel that they will be keep it at a steady state volume, you know, through the majority of 2011.

Erich Schram:                Yes.  OK.  And I guess this is kind of ARM and CRM.  In terms of the volumes you guys mentioned you know, you are seeing lower volumes from existing clients offset by some new business wins.  I guess generically is the — are you guys losing clients?  Are you seeing whole clients go away pulling stuff in-house or is it really you know, the same kind of book of business just less volume at those existing clients?

Michael Barrist:            Erich, there is one client we lost so far this year, it’s a CRM client, where they shut down a product line and rolled some business into just their general business where we did not participate because our global footprint wasn’t wide enough for that particular client.  It wasn’t a performance issue.  Other than that, I mean, there is always client losses here and there in the chain but there is nothing material as far as client losses.  There have been some pieces of client losses.  So for example, for a client we have broad relationship with, they took 100 seats of first party collection work in-house, but we still have a very robust and profitable and friendly relationship with them on everything else we have.  So, we have seen a lot of kind of musical chairs as 2009 rolled out into ‘10.  Again at this point, things are kind of quieted down.  People know what they are doing.  They have their plan.  And from our perspective, going into ‘11, we still had more revenue falloff in ‘10 than growth, even though we had a record year for growth.  And I hate to use the same-store sales analogy but that’s basically what it is.  As you roll into ‘11, we think those numbers are close to the same if not slightly positive.  So, most of that stuff we can draw a circle around and know the genesis is in 2010 not in ‘11.  So, we are feeling a lot better as we move into ‘11.

Erich Schram:                OK.  Great.  I guess last question is kind of ARM/CRM would be, you know, at the client level, it seems like you always kind of hear chatter from time to time of vendor consolidation et cetera.  Do you guys going to have a view on that or what you are hearing right now?

Michael Barrist:            Vendor consolidation is always an issue.  You know, at the end of the day, our clients want faster, better, cheaper and one of the ways they get faster, better, cheaper is they take two pools of business, try and make it one pool of business and try get someone to lower the price.  We play in that sandbox, and I would tell you we win more than we lose.  But that’s what clients do.  There’s no overall broad conspiracy going on.  But there is at any point in time, a few big clients bargaining and re-pricing and re-looking at things, and we come out pretty much in the middle of that drill and usually we can talk them off the ledge, make a few concessions here and there, trade a few concessions for incremental business.  But we really try to avoid as much we can, broad concessions.  It does happen sometimes.  I mean, and again, we just lick our wounds and move on, and try to get more volume.  But in general, we are navigating through that pretty well.

Erich Schram:                But I guess, looking at the space giving a market share I mean net-net, is that a good thing, it’s not a good thing for anybody, but you know, relative to some of the smaller competitors is that a good thing for you guys?

Michael Barrist:            I think it is because the inclination clients always have when they are going from 15 to 10 or 10 to five is, as you get bigger, they start to look at is somebody capable of doing a lot of different things, where then the most of the clients do have upper limits, they are not going give someone 100 percent of their business.  But again, within the clients, while we may be the largest vendor of a lot of clients, we don’t by any stretch of imagination have half of their business or a third of their business.  So, in general it is better for us as opposed the worse, but anytime there’s volatility in movement, rebids, it can become a scary situation.

Erich Schram:                OK great.  Just a quick question for you.  Just I apologize I don’t have it in front of me.  But in purchasing what do you guys have left on any forward flow arrangements?  Is there anything?

John Schwab:               Yes we have our last big domestic forward flow expirs at the end of December.  So I think we have, it’s about $0.5 million a month for the next couple of months and that’s it.

Michael Barrist:            And internationally there are a few very, very small forward flows out of Australia.  We own 75 percent of that business.  There’s a partner, so we are a little more limited in what we can mandate.  But they have not had the same issues there.  I mean their portfolio purchases are small and their performance has been very strong.

Erich Schram:                OK great.  And then last question here just, you know, you guys put some, obviously you paid down some of the first lien but you also put some cash on the balance sheet.  Was there a magic number you were kind of looking at there?  What’s the thinking in terms of the amount of the pay down when there is still some kind of incremental cash?

John Schwab:               Yes, I would say that if we end up with incremental cash, plus or minus, a little bit every couple of months or so and it’s really just due to timing, due to offshore — captive offshore et cetera and the general movement of things.  So, there wasn’t much in saying lets the build the cash balance up to $31 million and change.  It really is just more of a timing thing of consolidating cash and getting it to pay down debt.  And again, availability, payroll is upcoming, depending on how the month is closing that sort of thing.

Erich Schram:                Right.

John Schwab:               There is not as much, I would like to say there’s lot more thought put into it, but I think it’s really just a matter of timing and the expenditures that are come on the back side of it.

Erich Schram:                OK great.  Thanks a lot guys.  I appreciate the call.

John Schwab:               Thanks.

Michael Barrist:            Thanks Erich.

Operator:                       And your next question comes from the line of Will Farr with Gulf Stream.

Will Farr:                        Yes Erich actually covered a number of the areas I wanted to follow up on, but I did have — you’ve mentioned that you’d seeing record new business wins and things that will replace a lot of the attrition or you know weaker volumes that you have had.  Do you feel like the margins on the new business — I mean how do they compare with the items that get rolled off.

Michael Barrist:            The margins are consistent, but keep in mind that with new business it always takes a little time to get to targeted profitability.  These contracts have pretty strong performance metrics in them and things we have to do when you tend to have heavier staff and a little more training curve on the front end of them.  But in general we’ve priced to a model and the margin should be consistent.

Will Farr:                        And does it take — maybe based on contract, is it a three month or a six month process to really get to stabilize margin.  Did you start this up?  What’s your view for that?

Michael Barrist:            It is different by contract.  Certainly by six months we would expect to be at targeted profitability for client.  Not flipping a switch at six months, we would expect from like 90 days on to be close and just be fine tuning.  And then there is always longer term improvement, over time, either because we re-negotiated with the client or we both get smarter.  Depends if it is a very stable program they’ve had with another vendor that they understand.  The metrics are usually pretty tight and workable in some cases ramping up something new.  Both parties enter into it in good faith and as the thing develops you decide if there are some adjustments you have to make.

Most of our clients do get access to kind of a pricing model.  We show them our thought process of where it is.  So, if we are not operating where we thought we would be, and we are having a conversation, there’s kind of a backdrop to that conversation, “Hey you told us the average handle time for a call was 6.5 minutes and it ended up being 18 minutes and worked its way down to 12 minutes” but if that’s the best we can get, then there is a different dialog we have to have to return the thing to profitability.

Will Farr:                        OK, and you mentioned one lost client related to product line shut down.  It doesn’t sound like either on lost clients or your vendor consolidation you feel like you are losing out to competitors, certainly not many things significant at this point in time.  Is that fair?

Michael Barrist:            Correct.  I mean our issue was volume from existing clients and in the collection business over the past two years, the collectability.  In essence, we are selling less of something but we are selling that less of something for less revenue because, in the collection business, if we are collecting five percent instead of seven percent, that’s just pure revenue out of the mix.

Will Farr:                        Right.  And just on your staffing levels.  Obviously, you had to balance some of the lower volumes you are seeing now with some of the new program that you are looking to ramp up.  If you talk about how you feel about the current levels and you know, what the outlook is there?

Michael Barrist:            So, as far as hiring?

Will Farr:                        Yes, hiring and your expenses and infrastructure basing, and you mentioned in the margins, obviously you got the — you know, it’s part of the margin decrease that relates to having the infrastructure in place at lower volume across the biz.

Michael Barrist:            Yes, in what I’ll call field operations, the people that are client-facing or client-required, that staffing is a fluid process depending on where we are at the client, seasonality volumes and that happens pretty much in real time.  As far as staffing with what I’ll call our shared services infrastructure or fixed overhead, that staffing has continued to come down and has continued to be rationalized with more offshore labor, and we continue to do that moving into ‘11 to have further reductions and refinements.  We don’t feel like we are in a position as we start to grow revenue, a little bit in ‘11 and into ‘12 that we are needed to hire a whole lot of people although, believe me that’s a high class problem I would like to have, having to higher more accountants and more systems people to spin off new business.  Right now, our plan would be to take advantage of the reductions we have done and leverage them as long and as hard as we can.  But at the end of the day, if we need to bring some people on or resources on within our shared services overhead infrastructure to support new business growth, we will do that.

Will Farr:                        OK.  Then last, I wonder that portfolio — purchasing portfolio management business, obviously that’s produced some nice cash over the last several quarters as you have hailed back the purchasing activities and you are collecting the existing portfolio.  I am trying to get a sense of how long that really has to run to fully run off and maybe we should follow up with this separately to go over the details, I am trying to reconcile, you said December 31 purchased accounts receivable balance versus what you have collected year to date impairments and I just know that I look at the 37.3 that you have got as a September 30, 2010 and getting a sense of what that means for future collections or how quickly that runs off?

John Schwab:               Yes, it’s probably worthy of a longer call if you want to call me...

Will Farr:                        OK.

John Schwab:               But I think the shorter story of it is that, the portfolios are going to pay over a number of years, and there is no magic time when they end and when we stop collecting on them.  So, the portfolios that we have on our books, the collection curves are going to go out well over — typically well over five years in fact, in times it typically it just kind of keep on coming, it just drips down.  And so it has a fairly long tail.  And again the way that the models work there is a higher amount that gets applied the principal versus — because of the way that the model works, it takes that in consideration and the higher amount gets applied the principal in the outer years.  So, it’s a bit of a dynamic, it sort of rolls as it works itself off.  So it’s is probably — it will take a number of years to kind of work down the balances on the books, but I think that’s consistent with our cash flow expectations and what we have seen in the past.

Will Farr:                        OK.  And just one clarification.  You mentioned cash collections I think it’s 21.1 million.  Does that include the revenue piece or is that the...?

John Schwab:               That includes the revenue piece.  That’s everything.  That includes the piece of cash in.

Will Farr:                        OK.  Thank you.

John Schwab:               You bet.

Operator:                       And your next question comes from the line of David Jackson with Penn capital management.

David Jackson:             Good morning guys.  Thanks for taking my question.  Actually the bulk of what I needed to address has been answered.  And just two quick follow-ups though, you know, back to pricing and margin on new business wins.  Can you help us understand I mean what is the — how do you guys score that new business?  Are you pricing these new contracts based on incremental margin?  Or can you help us better understand how you price these out, particularly when you are putting on new business in a lower volume environment?

Michael Barrist:            Well, first of all you have to break new business into two categories; business where we have pricing negotiations and business where we don’t.  In the collection business, for example, many times the client says, we are going to give you a contract to do x amount of work and we are going to pay you 22.6 percent to do that.  And that point we are basically creating a cost structure around targeted margin for that pricing level.  So, pricing isn’t always something we have control over.  Many times clients, through their procurement process have a pricing model and we have to figure out how we work to targeted margin.

We are working to a targeted margin that assumes our current operating model within shared services infrastructure spread across the current business.  So in theory, we are absorbing the overhead across what we have and anticipate will have.  But it’s based on what we have and it just what we have today.  So, if we drove $100 million next year in theory, we will double absorbing overhead or incrementally absorbing overhead because we have more revenue spread across the existing overhead base.  So, we price the same as we do all the time, we have tried to stay away and we believe we have stayed away from this issue of well, I can get x amount of dollars and there’s five percent contribution on those dollars that’s five percent more than I had before, so let’s just take it in because at the end of the day, you end up living with that forever with a customer, it’s not a smart way to do business.  So we are sticking with targeted margin percentages that we believe are appropriate to run this business and we are trying not to over-discount our services, certainly if there is dance with a client and there’s ways that we can trim some stuff out of the model - for example change supervisor ratios, maybe the client wants some type of reporting, or unusual systems infrastructure that they will negotiate out - we will work with them to try and bring down the price.  That’s one of the reasons why all these larger engagements where there is no mandate of pricing, we try to share with them how we arrived at our pricing what the drivers are.

But on the ones where they dictate price, our model is to basically go back and build a cost structure around what they want and make sure we can do it at targeted margin.  What’s interesting to me in looking at this is, in the collection business - the contingency or percentage of collection business - which is the place where you see the most dictated rate, that business has probably been the most resilient through this downturn, in our ability to adjust cost structures and really get more efficient and dig in and understand, through statistical analysis and segmentation modeling where to spend our money.  So that seems to be the area where we can kind of find a targeted margin much more efficiently.  When you have a client that says I am going to put a 1,000 people in seats and we price it accordingly and they go to 800 people and we have management infrastructure over those 1,000 people that now have to be spread across 800, they tend to be the more challenging and they are the ones where we had to go back and rework with the clients and rethink how we manage them, how we bring up system infrastructure, what level of redundancy exists, all these types of things that might not be impactful across the 1,000 seats but we spend the same amount of infrastructure across 800 seats it becomes a major issue.  So, obviously idle capacity and changes in capacity after a contract is done becomes a bigger issue for us and in some cases we are successful to re-negotiate, some cases we can get changes to the work parameters or the requirements, and in some cases we just have to live with it so we can get more volume from the client.

David Jackson:             When you look at productivity today, per employee seat, per unit of headcount, do you still — how are you thinking about headcount today then?  Do you feel that you need to continue to draw that down?  Maybe to ask it a little bit differently, how much excess capacity do you guys have to take on additional work on your current headcount?

Michael Barrist:            You have to break it into three groups:  the people who are called “client mandated” which are the people that are actually doing the work as well as any clerical or administrative support that are called for a contract.  Then there are other people in the field in the cost of sales category that are just there because you need people in the field to do certain things.  And then there’s overhead.  Of the people that are client-facing, we are not over-staffed because it moves.  I mean if the client pulls some business, we lower the headcount.  So, anything where the client mandates staffing level, where we can adjust staffing we will.  We are not over-staffed.

In the other category of the field, the work of field overhead or certain areas of the field we have cut everything we can possibly cut and continue to look at that, reorganize and be smart about it and certainly we can accept some level of growth.  We have idle capacity, obviously of seats which ranges between 15 percent and 20 percent at any point in time.  But that’s a deceiving number because you might have a location with 150 seats that has 15 or 18 empty seats and if you sell 1,000 seats, selling that does you no good.  So there’s little patches or some idle capacity, we’ve closed a lot of sites and compressed a lot of sites.  As far as overhead headcount, we are working in the fourth quarter and into ‘11 to bring that down as far as we can and to move as much offshore as we practically can.  Again, keeping in mind, compliance issues and some other issues, we do not feel we are over-staffed there.  We feel we will get some little trimmings here and there as far as cuts.  But if we start to grow, we also feel we can leverage that and not have to run right out the door and start hiring people in the overhead category.  So, what I will tell you is we are going to do better in reducing headcount where we can over the next couple of quarters.  I wouldn’t expect any major changes there and the good news is if we can get stable and some growth, we don’t think we really need to add much headcount in the areas that are not client-facing.

David Jackson:             OK, and just a final quick question on — given what’s taken place with monetary policy in QE2, are you guys re-evaluating at all of that, your currency hedging strategies, given that you have a substantial amount of overseas labor?

Michael Barrist:            We are.  We’ve kind of gone from a model of very heavily hedged and living with the consequences out to a model of minimally hedged and this is actually something we have continued to look at.  We have a consultant we work with on that that has been, whose advice has been very good for us and we are continuing to look at that.

David Jackson:             Thanks guys.  I appreciate it.

Operator:                       And you do have a question from Gerald Fogarty with Invesco.

Gerald Fogarty:             Hi guys thanks for taking my call.  Just a few additional questions.  One, the cash that you have on your balance sheet, how much of that has helped domestically versus offshore and are there any restrictions on that offshore cash bringing it back to the U.S.?

John Schwab:               I don’t have the breakout right now as to how much is domestic versus offshore.  I don’t want to venture a guess.  Most of that I would say is domestic.  And there are generally no restrictions on bringing it back other than just tax things we need to evaluate prior to repatriating earnings.

Gerald Fogarty:             And then on your ARM segment and the collections that you do for the portfolio management business, how is that priced?  Meaning is there any EBITDA in the ARM segment derived from the portfolio management segment or is that pass-through more or less at cost to the portfolio management business.

Michael Barrist:            There is EBITDA in the ARM business for the work it does for the portfolio business.  The amount of EBITDA has become much smaller over time because a lot of the remaining portfolio is out-serviced by other contractors.  Because after we collect it we place with other people and subsequently we bring it back and re-place and there is some litigation.  And to the extent it’s with an outsourced party, another collection company or attorney, they charge basically a markup on their fee consistent with what we do for outside clients.  So, there is some EBITDA and there is a diminishing amount of EBITDA over time which is one of the interesting things to me, if you look at the ARM business over time and kind of pro forma that out.  As I said earlier, the ARM business has been amazingly resilient through a very, very difficult adjustment in the volume of business we have.  But it is still in there, it goes down every year and we watch it very carefully and quite frankly, someone asked earlier about possibly selling the portfolio, that’s obviously one of the things we think about with selling the portfolio also is, at what point does that business become unprofitable for us and should that or should that not play into the decision, of keep or sell for the existing assets.  Obviously the money speaks for itself and ultimately that’s going to be probably the main determinant but, in understanding all the money we have to understand the profitability and the other piece of the business.

Gerald Fogarty:             Can you offer kind of an order of magnitude of how much EBITDA seen past quarter and the year-over-year quarter generated off the portfolio management segment?

Michael Barrist:            I cannot, I mean, you see the elimination on the financial statements, so if you take that revenue times the EBITDA of the division, it’s not a huge number, but it’s a number.

Gerald Fogarty:             OK.  And then on the portfolio management business, the impairment charge for the quarter of $7 odd million.  Just want to make sure, I am thinking about that the right way.  Does that effectively reflect $7 million of future net cash flows to NCO that you don’t expect to collect, given trends in the business?  Obviously there’s some net present value calculations in there as well, but is it taking aside for the moment money, is that more or less $7 million fewer dollars you guys expect to collect on a net basis.

Michael Barrist:            That is correct.  But again it is discounted as you pointed out.  That’s a discounted amount.

Gerald Fogarty:             Great.  OK.  That’s it from me.  Thanks.

Michael Barrist:            Thank you.

John Schwab:               Thank you.

Operator:                       And there are no further questions at this time.

Michael Barrist:            Great.  Thank you and thank everyone for joining our call today.  As always, if you have further questions, please feel free to call myself or John Schwab or Brian Callahan.

Operator:                       Thank you for participating in today’s conference.  You may now disconnect.

END